EXHIBIT 1.2

FORM OF PARTICIPATING BROKER AGREEMENT

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

THIS PARTICIPATING BROKER AGREEMENT (the “Agreement”) is made and entered into as of the      day of             , 2009, between CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”), and                                 , a                                  (the “Broker”).

WHEREAS, CNL MACQUARIE GLOBAL GROWTH TRUST, INC. (the “Company”) is offering to the public (the “Offering”) upon the term and conditions set forth in the Prospectus (as defined below), (i) on a “best efforts” basis, up to $1.5 billion of shares of its common stock, $0.01 par value per share (the “Shares”), which includes $100,000,000 of Shares for a purchase price of 9.25 per Share and $1,362,500,000 of Shares for a purchase price of $10.00 per Share, unless the Company’s board of directors changes this price from time to time, in its sole discretion, with a minimum initial investment of $5,000 ($4,000 in the case of tax-exempt entities). The Company initially has designated 2.5% of its Shares as available for sale through the Company’s distribution reinvestment plan (“Distribution Reinvestment Plan”); which Shares are being offered at a 5% discount to the stated Offering price unless otherwise revised by the Company’s board of directors. The Company reserves the right to reallocate Shares between Shares sold through its primary Offering and Shares sold through its Distribution Reinvestment Plan; and

WHEREAS, the Company has prepared and filed a registration statement (Registration No. 333-156479) on Form S-11 with respect to an aggregate of $1.5 billion of Shares pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (the “Regulations”). The registration statement, as amended, and the prospectus contained therein, as amended or supplemented, on file with the SEC at the effective date of the registration statement (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), and any registration statement filed under Rule 462(b) of the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Registration Statement is amended by a post-effective amendment, the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to the Registration Statement as so amended and the term “Prospectus” shall refer to the Prospectus as amended or supplemented to date, and if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Regulations shall differ from the Prospectus on file at the time the Registration Statement or any post-effective amendment shall become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to either of the Regulations from and after the date on which it shall have been filed with the SEC; and

WHEREAS, the Managing Dealer, which has heretofore entered into a managing dealer agreement with the Company pursuant to which it has been designated the Managing Dealer to sell and manage the sale by others of the Shares pursuant to the terms of such agreement and the Offering (the “Managing Dealer Agreement”), is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered with the SEC; (b) a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia and the Commonwealth of Puerto Rico as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Broker is an entity organized and presently in good standing in the state(s) and/or foreign or other jurisdictions in which it does business, and is presently (a) registered with the SEC; (b) a member in good standing of FINRA; and (c) licensed or registered with the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares or exempt from all such registration requirements; and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Managing Dealer desires to retain the Broker to use its best efforts to sell the Shares, and the Broker is willing and desires to serve as a broker for the Managing Dealer for the sale of the Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Managing Dealer and the Broker as follows:

1.	Relationship.

(a) Subject to the terms and conditions herein set forth, the Managing Dealer hereby retains the Broker to use its best efforts to sell for the account of the Company all or any portion of the Shares described in the Registration Statement. The Broker hereby accepts such retention and covenants, warrants and agrees to sell the Shares according to all of the terms and conditions of the Registration Statement, all applicable state, federal and other jurisdictional laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and FINRA as well as all applicable laws and regulations of foreign jurisdictions. The Broker and its associated persons (as such term is defined under FINRA laws and regulations) shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Registration Statement, or the Approved Sales Literature (as defined herein), each as amended and supplemented.

(b) The Broker shall use its best efforts, promptly following receipt of written notice from the Managing Dealer of the effective date of the Registration Statement, to sell the Shares to such persons and according to all such terms as are contained in the Registration Statement and the Prospectus, each as amended and supplemented. The Broker shall comply with all requirements set forth in the Registration Statement and the Prospectus, each as amended and supplemented. The Broker shall use and distribute, in connection with the offer and sale of the Shares, only the Prospectus and such sales literature and advertising as shall conform in all respects to any restrictions of local law and the applicable requirements of the 1933 Act, and which has been approved in writing by the Company (“Approved Sales Literature”). The Managing Dealer reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement, and the Broker shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) In order to purchase Shares, the subscriber must complete and execute a subscription agreement substantially in the form of the subscription agreement attached as Appendix C to the Prospectus.

(d) Until such time (if any) that monies are deliverable to the Company pursuant to the Escrow Agreement (defined below), the Broker shall instruct subscribers to make checks payable to the order of “UMB BANK, N.A., ESCROW AGENT FOR CNL MACQUARIE GLOBAL GROWTH TRUST, INC.” and shall return checks made payable to another party directly to the subscriber who submitted the check. Thereafter, checks may be made payable to the order of the Company. Checks shall be made payable in the amount per Share as described in the Prospectus, subject to certain discounts as set forth in the Prospectus. Until such time (if any) that monies are deliverable to the Company pursuant to the escrow agreement (“Escrow Agreement”) among the Company, Boston Financial Data Services, Inc. (“Transfer Agent”) and UMB Bank, N.A. (“Escrow Agent”), all monies received for the purchase of Shares shall promptly be transmitted by the Broker to the Transfer Agent which shall transmit such funds by noon of the next business day to the Escrow Agent for deposit into an escrow account with the Escrow Agent established by the Company solely for such subscriptions. Thereafter, monies may be deposited by the Transfer Agent into one or more accounts of the Company.

(e) After such time, if any, as monies are deliverable to the Company pursuant to the Escrow Agreement, the Managing Dealer may authorize the Broker, if its “net capital,” as defined in the applicable federal securities regulations, equals or exceeds $250,000, to instruct its customers to make their payments for Shares subscribed for payable directly to the Broker. In such case, the Broker will collect the proceeds of the subscribers’ payments and issue a payment made payable in accordance with Section 1(d) above, for the aggregate amount of the subscription proceeds.

(f) Subscription documents for the Offering (the “Subscription Documents”) will be executed as described in the Prospectus. The Company will accept or reject each subscription within thirty (30) days of receipt thereof. A sale of a Share shall be deemed to be completed if and only if: (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Broker in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

(g) The Broker hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission or marketing support fee will be paid to the Broker with respect to that portion of any subscription which is rejected.

(h) Subscriber monies shall be deposited or transmitted by the Broker to the Company’s Transfer Agent no later than the close of business of the first business day following their receipt by the Broker; provided, however, if the Broker maintains a branch office, the branch office shall transmit the Subscription Documents and funds to the Broker by the close of business on the first business day following their receipt by the branch office and the Broker shall review the Subscription Documents and check to ensure their proper execution and form and, if they are acceptable, transmit the funds to the Company’s Transfer Agent by the close of business on the first business day after their receipt by the Broker. The Company’s Transfer Agent will transmit the check or monies to the Escrow Agent or the Company, as applicable pursuant to the provisions of Section 1(d) above, no later than the close of business on the first business day after such funds are received from the Broker.

2.	Compensation of Broker.

(a) The Managing Dealer shall reallow to the Broker, as compensation for services to be rendered by the Broker hereunder, a commission of up to seven percent (7.0%) on completed sales of Shares by such Broker, including sales made under the automatic purchase plan of the Company (“Automatic Purchase Plan”), subject to reduction as specified in this Section 2 and the Prospectus. From its marketing support fee, the Managing Dealer may reallow all or a portion of the marketing support fee on completed sales of Shares, including sales under the Automatic Purchase Plan, to any Broker that agrees to use its internal marketing support personnel to assist the Managing Dealer’s marketing team and their internal marketing communication tools to promote the Company as more specifically set forth in Section 2(g) herein. Such rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. Such compensation shall be payable to the Broker by the Managing Dealer after such acceptance of the subscription agreement; provided however, that compensation or commissions shall not be paid by the Managing Dealer: (i) other than from funds received as compensation or commissions from the Company for the sale of its Shares; (ii) until any and all compensation or commissions payable by the Company to the Managing Dealer have been received by the Managing Dealer; and (iii) to the extent the commission payable to any broker dealer or salesman exceeds the amount allowed by any regulatory agency. The Managing Dealer shall not reallow any commissions to non-FINRA members. The Company (and the Managing Dealer) may pay reduced commissions and/or marketing support fees or may eliminate such compensation on certain sales of Shares, including the reduction or elimination of compensation in accordance with the following paragraphs of this Section 2. Any such reduction or elimination of compensation will not, however, change the net proceeds to the Company.

(b) Notwithstanding anything to the contrary contained in this Section 2, in the event that the Managing Dealer reallows any commission and/or fees to the Broker for the sale of one or more Shares and the subscription is rescinded or rejected as to one or more of the Shares covered by such subscription, the Managing Dealer shall decrease the next payment of commissions or other compensation otherwise payable to the Broker by the Managing Dealer under this Agreement by an amount equal to the applicable rate established in Section 2 of this Agreement, multiplied by the price of the Shares as to which the subscription is rescinded or rejected, as applicable. In the event that no payment of commissions or other compensation is due to the Broker after such withdrawal occurs, the Broker shall pay the amount specified in the preceding sentence to the Managing Dealer within ten (10) days following mailing of notice to the Broker by the Managing Dealer stating the amount owed as a result of rescinded or rejected subscriptions.

(c) After such time (if any) that monies are deliverable to the Company by the Transfer Agent pursuant to the Escrow Agreement, the Broker may withhold the selling commissions and marketing support fees to which it is entitled from the purchase price for the Shares in the Offering and forward the balance to the Company’s Transfer Agent if it represents to the Managing Dealer that: (i) the Broker is legally permitted to do so; and (ii) (A) the Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) the Broker has forwarded the subscription agreement to the Company’s Transfer Agent and received the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the commissions and marketing support fees to which the Broker is entitled, to the Company’s Transfer Agent; and (C) the Broker has verified that there are sufficient funds in the investor’s account with the Broker to cover the entire cost of the subscription.

(d) The following persons and entities may purchase Shares net of all or a portion the seven percent (7.0%) commissions and the three percent (3.0%) marketing support fee (assuming no other discounts apply): (i) a registered principal or representative of the Managing Dealer or a Broker (and the immediate family members of any of the foregoing persons); (ii) employees, officers and directors of the Company or the advisor to the Company (the “Advisor”), or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons), any Plan established exclusively for the benefit of such persons or entities, and, if approved by the Company, joint venture partners, consultants and other service providers; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/ broker dealer); and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption. The amount of proceeds to the Company will not be affected by reducing or eliminating commissions and marketing support fees payable in connection with sales to investors described in this paragraph. In addition, Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of all or a portion of the selling commissions and the marketing support fee. Any reductions in commissions or the marketing support fee will reduce the compensation otherwise payable to the Broker.

(e) In connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with certain discounts for volume purchases as set forth in the Prospectus. It is the Broker’s responsibility to determine which investors qualify for such volume purchase discounts. To the extent an investor qualifies for a volume discount on a particular purchase, such investor’s subsequent purchases, regardless of the Shares subscribed for in such purchases, will also qualify for: (i) that volume discount; or (ii) to the extent the subsequent purchase when aggregated with the prior purchases qualifies for a greater volume discount, such greater discounts. Any request to combine more than one subscription or to treat a subsequent purchase collectively for purposes of the volume discount must be made by the Broker in writing in a form satisfactory to the Managing Dealer and must set forth the basis of such request. Any such request will be subject to prior verification by the Broker that all of such subscriptions were made by a single “purchaser.” For purposes of determining the applicability of discounts, a single “purchaser” means: (i) an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts; (ii) a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not; (iii) an employee’s trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; and (iv) all pension, trust, or other funds maintained by a given bank. For purposes of volume discounts, all such Shares must be purchased through the same Broker. Any such discounts will reduce the amount of compensation otherwise payable to the Broker. Purchases through the Automatic Purchase Plan shall not be subject to volume discounts.

(f) No commissions or marketing support fees will be paid to the Broker in connection with any Shares purchased in the Distribution Reinvestment Plan.

(g) Eligibility to receive the marketing support fee is conditioned upon the Broker’s compliance with one or more of the following conditions. Any determination regarding the Broker’s compliance with the listed conditions will be made by the Managing Dealer, in its sole discretion.

(i) The Broker has internal marketing support personnel (such as telemarketers, or a marketing director) to assist the Managing Dealer’s marketing team;

(ii) The Broker has and uses internal marketing communications vehicles, such as newsletters, conference calls, cassette tapes and internal mail to promote the Company and the Offering;

(iii) The Broker will answer investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, automatic purchase plan procedures, the financial status of the Company and the real estate markets in which the Company has invested;

(iv) The Broker will assist investors with reinvestments, automatic purchase plan purchases and redemptions;

(v) The Broker will maintain the technology necessary to adequately service the company’s investors as otherwise associated with the Offering; and

(vi) The Broker will provide other services requested by investors from time to time.

3.	Association with Other Dealers.

It is expressly understood between the Managing Dealer and the Broker that the Managing Dealer may cooperate with other broker dealers who are registered as broker dealers with the SEC, members of FINRA and duly licensed by the appropriate regulatory agency of each jurisdiction in which they will offer and sell the Shares or with broker dealers exempt from all such registration requirements. Such other participating broker dealers may be retained by the Managing Dealer as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of compensation as are agreed to between the Managing Dealer and the respective other participating broker dealers and as are in accordance with the terms of the Registration Statement. The Broker understands that, to that extent, such other participating broker dealers shall compete with the Broker in the sale of the Shares.

4.	Conditions of the Broker’s Obligations.

The Broker’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Managing Dealer shall have performed all of its obligations hereunder.

5.	Conditions to the Managing Dealer’s Obligations.

The obligations of the Managing Dealer hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Broker shall have performed all of its obligations hereunder.

6.	Representations, Warranties and Covenants of the Managing Dealer.

The Managing Dealer represents, warrants and covenants during the full term of this Agreement that:

(a) The Managing Dealer is duly organized, validly existing, and in good standing under the laws of the jurisdictions in which it does business.

(b) The Managing Dealer is a member of FINRA and is a broker dealer registered as such with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and under the securities laws of all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c) The Managing Dealer has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, any agreement or instrument to which the Managing Dealer is a party or by which the Managing Dealer or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Managing Dealer and when executed and delivered by the Managing Dealer and the other parties hereto, will be the Managing Dealer’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may by limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Managing Dealer agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Managing Dealer will promptly notify the Broker of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Managing Dealer agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Broker on business continuity plan matters.

(g) The Managing Dealer shall use its best efforts to prevent the sale of the Shares through persons other than FINRA-member broker dealers, or exempt entities where permitted by applicable securities laws and regulations.

(h) The Managing Dealer shall use its best efforts to cause the Company to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.

(i) The Managing Dealer shall advise the Broker whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdiction which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order.

(j) The Managing Dealer shall use its best efforts to prevent the issuance of any order described herein at subparagraph (i) hereof and to obtain the lifting of any such order if issued.

(k) The Managing Dealer shall give the Broker notice when the Registration Statement becomes effective and shall deliver to the Broker such number of copies of the Prospectus, and any supplements and amendments thereto, which are finally approved by the SEC, as the Broker may reasonably request for sale of the Shares. This delivery may be in electronic format.

(l) The Managing Dealer shall promptly notify the Broker of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Broker with copies of any revised Prospectus and/or supplements and amendments to the Prospectus. This delivery may be in electronic format.

7.	Representations, Warrants and Covenants of the Broker.

The Broker represents, warrants and covenants during the full term of this Agreement that:

(a) The Broker is duly organized, validly existing, and in good standing under the laws of the jurisdictions in which it does business.

(b) The Broker is a member of FINRA and a broker dealer registered as such with the SEC under the 1934 Act, and under the securities laws of the jurisdictions in which the Shares are to be offered or sold, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c) The Broker has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, any agreement or instrument to which the Broker is a party or by which the Broker or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d) This Agreement has been duly authorized by the Broker, and when executed and delivered by the Broker and the other parties hereto, will be the Broker’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may by limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e) The Broker agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Broker will promptly notify the Managing Dealer of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f) The Broker agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Managing Dealer on business continuity plan matters.

(g) The Broker shall offer and sell Shares only where the Shares may be legally offered and sold, only through Broker’s registered representatives appropriately registered and licensed to sell Shares in such jurisdictions, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares. The Managing Dealer shall give the Broker written notice at the time of effectiveness of those jurisdictions in which the offering and sale of Shares may be made, and shall amend such notice thereafter as additional jurisdictions are added; no Shares shall be offered or sold in any other jurisdictions. The Company is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Company shall elect. The Managing Dealer assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky, state or other securities laws. In effecting offers or sales in a jurisdiction, the Broker will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to the Broker at a later date. In no circumstances will the Broker engage in any activities hereunder in any jurisdiction: (i) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or securities laws of such jurisdiction or (ii) in which Broker may not lawfully so engage. The blue sky survey shall not be considered Approved Sales Literature.

(h) The Broker will use every reasonable effort to assure that Shares are sold only to investors who:

(i) meet the investor suitability standards, including the minimum income and net worth standards established by the Company, and the minimum purchase requirements set forth in the Prospectus;

(ii) can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

(iii) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(iv) have apparent understanding of (A) the fundamental risks of the investment; (B) the risk that the prospective investor may lose the entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the advisor to the Company (the “Advisor”); and (F) the tax consequences of an investment in the Shares.

The Broker will make the determinations required to be made by it pursuant to this subparagraph for each purchase of Shares by an investor, including any purchases pursuant to the Distribution Reinvestment Plan and Automatic Purchase Plan, based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and information gathered pursuant to FINRA’s anti-money laundering rules and the SEC’s current books and records rules, as well as any other pertinent factors deemed by the Broker to be relevant.

(i) In addition to complying with the provisions of subparagraph (h) herein, and not in limitation of any other obligations of the Broker to determine suitability imposed by federal law or the law of a sales jurisdiction, the Broker agrees that it will comply fully with all of the applicable provisions of FINRA’s Conduct Rules, and the following provisions:

(i) The Broker shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Broker, that (A) each investor to whom the Broker sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Broker sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom it sells Shares, and the Broker shall maintain files disclosing the basis upon which the determination of suitability was made;

(ii) The Broker shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

(iii) The Broker shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares;

(iv) In making the determination set forth in subparagraph (iii) herein, the Broker shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the Company’s sponsors, conflicts of interest and risk factors, appraisals and other reports, as well as any other information deemed pertinent by it;

(v) If the Broker relies upon the results of any inquiry conducted by another member of FINRA with respect to the obligations set forth in subparagraphs (iii) or (iv) herein, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an Affiliate of the sponsor of the Company;

(vi) The Broker will assume exclusive responsibility for failures with respect to the calculation, offer, or omissions of investor qualifications for reduced commissions under discounts for volume purchases or otherwise, as described in the Prospectus;

(vii) Prior to executing a purchase transaction in the Shares, the Broker shall have informed the prospective investor of all pertinent facts relating to the lack of liquidity and marketability of the Shares; and

(viii) The Broker will not place orders for Shares in amounts just below the point at which commissions are reduced so as to benefit from a higher commission applicable to an amount below a breakpoint, and will assume exclusive responsibility for failures with respect to the calculation, offer, failure to offer, or omission of investor qualifications for reduced commissions under breakpoints for volume purchases.

(j) In each jurisdiction, the Broker will permit only those of its agents, employees or representatives, who have effective registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction or similar securities laws of such jurisdictions, to review the suitability of Shares for, to offer Shares for sale to, or solicit offers to buy Shares from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in or provide any documents relating to the Shares with, any investors resident in such jurisdiction.

(k) The Broker agrees to comply with the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., effective May 7, 2007 (the “NASAA Guidelines”).

(l) The Broker agrees to retain in its files, for that period of time which shall comply with all applicable federal, state, jurisdictional and other regulatory requirements, information that will establish that each subscriber purchasing Shares falls within the permitted class of investors and will update all such information as may be required under FINRA’s anti-money laundering rules, customer identification procedures and the SEC’s books and records rules.

(m) The Broker shall conduct solicitation and other activities only in accordance with this Agreement, the 1933 Act and the applicable rules and regulations of the SEC and FINRA.

(n) The Broker acknowledges receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Neither the Broker nor any other person is authorized by the Company or the Managing Dealer to give any information or make any representations in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and Approved Sales Literature. Without limiting the generality of the foregoing, the Broker agrees not to publish, circulate or otherwise use any other advertisement or solicitation material other than the Prospectus and Approved Sales Literature. Further, the Broker agrees that should it distribute any Approved Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect.

(o) The Broker represents that it has not engaged, and agrees that it will not engage, in any activity in respect of the Shares in violation of the 1934 Act, including Rule l0b-5 and Regulation M thereunder.

(p) So long as the Shares have not been listed on a national securities exchange or quoted on NASDAQ National Market System, the Broker shall, in recommending the purchase, sale or transfer of Shares to an investor: (i) inform such investor of all pertinent facts relating to the lack of liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

(q) The Broker shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any persons engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Shares in the Company.

(r) The Broker either: (i) shall not purchase Shares for its own account; or (ii) shall hold for investment any Shares purchased for its own account.

(s) The Broker hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied, and will comply therewith.

(t) The Broker shall not in any way participate in, or effect the sale or transfer of Shares in connection with, a tender offer with respect to the Company’s common shares, whether or not such offer is subject to Section 14(d)(1) of the 1934 Act, other than with the written consent of the Company and/or the Managing Dealer.

(u) Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any password relating to a restricted website or portion of a website provided to such Broker in connection with this Offering. Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any material downloaded from such a restricted website or portion of a website.

(v) The Broker shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other reports required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Broker has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Broker agrees to cooperate with the Company and the Managing Dealer in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Managing Dealer or the Company, and agrees to cooperate with the Company and the Managing Dealer in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Broker represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Broker, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(w) The Broker hereby confirms that if it intends to use electronic delivery to distribute the Prospectus to any person that it has the ability to view and download electronically delivered documents, it agrees that:

(i) It will view and download any documents electronically delivered to it by the Managing Dealer; and

(ii) It will comply with all applicable requirements of the SEC and FINRA and any laws or regulations related to the electronic delivery of documents.

(x) The Broker shall be entitled to submit subscription agreements using facsimile signatures and hereby agrees to acknowledge such facsimile signatures as if they were an original execution, and such subscription agreements shall be deemed as executed when an executed facsimile thereof is transmitted to the Company or the Managing Dealer.

8.	Payment of Costs and Expenses.

(a) The Broker shall pay all costs and expenses incident to the performance of its obligations under this Agreement, including:

(i) all expenses incident to the preparation, printing and filing of all advertising originated by the Broker and approved by the Company related to the sale of the Shares; and

(ii) all other costs and expenses incurred in connection with its sales efforts related to the sales of the Shares which are not expressly assumed by the Company in its Managing Dealer Agreement with the Managing Dealer, or otherwise specifically agreed upon in writing in advance by the Managing Dealer.

(b) Subject to receiving reimbursement from the Company, the Managing Dealer may reimburse the Broker for bona fide due diligence expenses incurred in connection with the Offering, and subject further, to the Broker providing itemized and detailed invoices and obtaining prior written approval from the Managing Dealer. The Managing Dealer may reimburse the Broker for: (i) technology costs; and (ii) other costs and expenses associated with the Offering, the facilitation of the marketing of Shares and the ownership of such Shares by Broker’s customers from the portion of the commissions and/or the marketing support fee retained by the Managing Dealer. All reimbursements shall be made in accordance with, and subject to restrictions and limitations imposed under the Prospectus, existing FINRA rules and all other applicable laws and regulations.

9.	Indemnification.

(a) The Broker agrees, to the extent permitted by applicable federal and state law (including, without limitation, federal and state securities law) to indemnify, defend and hold harmless the Company, the Managing Dealer, and their respective officers, directors, partners, employees, associated persons, agents and control persons against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach or alleged breach by the Broker of any of its representations, warranties or covenants in this Agreement or (ii) any untrue statement or alleged untrue statement of any material fact made by the Broker to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for information supplied by the Broker); or (iii) any omission or alleged omission by the Broker to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto unless such omission is based on information supplied by the Broker), and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Company or the Managing Dealer in connection with investigating or defending any such claim or action, whether or not resulting in any liability. For purposes of this Section 9, “control persons” with respect to an entity, means those persons who possess, directly or indirectly, the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

(b) The Managing Dealer will indemnify, defend and hold harmless the Broker, and its officers, directors, partners, employees, associated persons, agents and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the

Managing Dealer of any of its representations, warranties or covenants in this Agreement and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Broker in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(c) If the right to indemnification provided for in this Section 9 would by its terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Managing Dealer and the Broker (collectively, the “Indemnifying Parties” and individually, an “Indemnifying Party”) shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, marketing support fees, due diligence expense reimbursements or other amounts paid to the Managing Dealer under the Managing Dealer Agreement and paid by the Managing Dealer to the Broker under this Agreement shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d) Any Indemnified Party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in his ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

10.	Term and Termination.

(a) This Agreement shall become effective as of the date set forth in the preamble to this Agreement. Either party may terminate this Agreement at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (i) the Registration Statement for offer and sale of the Shares shall cease to be effective; (ii) the Company shall be dissolved or liquidated; (iii) the Managing Dealer Agreement has expired or been terminated; or (iv) the Broker’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state or other jurisdictional agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. The following provisions shall survive any termination or expiration of this Agreement: Sections 1(d), 2, 7(g) and 7(r), and Sections 8 through 13.

(b) In addition to any other obligations of the Broker that survive the expiration or termination of this Agreement, the Broker, upon the expiration or termination of this Agreement, shall (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Broker, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.

11.	Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth in this Section 11.

If sent to the Managing Dealer:

CNL SECURITIES CORP.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention:	Robert A. Bourne, Chief Executive Officer
Nathan P. Headrick , Corporate Counsel

If sent to the Broker:

12.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives and successors, and shall not be assigned or transferred by the Broker by operation of law or otherwise except with the written consent of the Managing Dealer.

13.	Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof. If it becomes necessary for any party to this Agreement to institute litigation to enforce or construe any of its terms, then the prevailing party in such action shall be entitled to recover an award of reasonable attorneys’ fees. Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

(b) Nothing in this Agreement shall constitute the Broker as in association with or in partnership with the Managing Dealer or the Company. Instead, this Agreement shall only authorize the Broker to sell the Shares according to the terms as expressly set forth herein; provided, further, that the Broker shall not in any event have any authority to act as the agent or broker of the Managing Dealer except according to the terms expressly set forth herein.

(c) This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.

(e) Any terms used but not defined herein shall have the meanings given to them in the Prospectus.

(f) The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(g) The Company shall be a third party beneficiary of Section 9(a) of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Section 9(a) herein, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

(h) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

BY INITIALING HERE, THE BROKER AGREES TO THE TERMS OF ELIGIBILITY FOR THE MARKETING SUPPORT FEE SET FORTH IN SUBPARAGRAPH 2(g) OF THIS AGREEMENT. SHOULD THE BROKER CHOOSE TO OPT OUT OF THIS PROVISION, IT WILL NOT BE ELIGIBLE TO RECEIVE THE MARKETING SUPPORT FEE AND INITIALING IS NOT NECESSARY.

                     (Initials)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Participating Broker Agreement as of the day and year set forth in the preamble to this Agreement.

BROKER	MANAGING DEALER FOR CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

(Name of Broker)	CNL SECURITIES CORP.

By:	By:
Printed Name:	Printed Name:
Title:	Title: